EXHIBIT 10.1
Compensatory Arrangements for Executive Officers
     The Compensation Committee (the “Committee”) of the Board of Directors of OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) approved the 2008 salaries and 2007 cash bonuses for OSI’s principal executive officer, principal accounting officer and other named executive officers (as that term is defined in Item 402 of Regulation S-K) (“NEOs”) as set forth in OSI’s proxy statement dated May 2, 2008 (the “2008 Proxy”). The following table sets forth the annual base salary level of such officers for 2008 and the 2007 cash bonuses for each such officer:

Name and Position	2008 Base	2007 Bonus

Colin Goddard, Ph.D.	$640,000	$900,000
Chief Executive Officer

Michael G. Atieh	$435,000	$260,000
Executive Vice President, Chief Financial Officer and Treasurer

Gabriel Leung	$438,300	$235,000
Executive Vice President and President, (OSI) Oncology

Anker Lundemose, M.D., Ph.D., D.Sc.	£224,400	£121,000
Executive Vice President and President, (OSI) Prosidion

Robert L. Simon	$393,300	$221,500
Executive Vice President, Pharmaceutical Development and Manufacturing
Cash Bonuses
     The 2007 bonus awards were computed in accordance with the Committee’s policy awarding annual bonuses for executive officers, as disclosed in the Compensation Discussion and Analysis section of the 2008 Proxy, and are consistent with past practices. OSI has established a discretionary annual cash bonus program for all of its employees, including its executive officers. The bonus targets, which are a percentage of base salary, for all of its executive officers are based upon their respective grade levels. The amount of bonus actually paid to its employees, including the executive officers (other than OSI’s CEO) is a function of the corporate and individual performance measures. The CEO’s bonus is based entirely on corporate performance measures. Consistent with its compensation objectives, a larger portion of the bonuses for OSI’s executive officers is tied to corporate performance as compared to individual performance. While achievement against the applicable key objectives and goals of our business plan is given substantial weight in scoring the individual performance of our NEOs, consideration is also given to an evaluation of the NEO’s individual performance based on the following subjective criteria: (i) leadership, (ii) management, (iii) judgment and decision making skills, (iv) results orientation and (v) communication.

     The actual amount of the bonuses paid to its executive officers, including the CEO, varies depending upon the Company’s performance (which is 80% of the total bonus) and, for executive officers other than the CEO, such executive officers’ individual performance (which is 20% of the total bonus). In 2007, the Committee set the corporate component at 150% for the CEO and 120% for all other executive officers. The individual component of the annual cash bonus is based on the executive officer’s individual performance rating, determined in the manner discussed above. For 2007, the individual performance component of the annual cash bonus was set between approximately 80% and 130% for executive officers who received one of the top three performance ratings.
     The bonus targets for the NEOs are either set in accordance with their employment agreements or are based upon their respective grade levels. The 2008 bonus targets (which represents a percentage of base salary) for the NEOs are as follows:

Name	Target
Colin Goddard, Ph.D.	100%
Michael G. Atieh	50%
Gabriel Leung	50%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%
Robert L. Simon	50%
Equity Awards
     OSI grants equity awards to our executive officers, including our NEOs, under our Amended and Restated Stock Incentive Plan. Our practice is to grant equity awards at the end of the year following our annual performance review; there is no relationship between the timing of our equity grants and the release of non-public material information. Equity grants to the NEOS are designed to provide a level of equity compensation that is at the approximate 50th percentile of that awarded by OSI’s peer group of companies. For 2007, individual equity grants for our NEOs were made within a range of plus or minus 20% of the targeted award level based on each NEOs’ individual performance rating. Following our review of market practices, we determined to make equity awards for 2007 as a mix of stock options and restricted stock units with 50% in the form of stock options and 50% in the form of restricted stock units. The value of the 2007 option and restricted stock unit awards granted to the CEO represented values at approximately the 60th percentile of the market data reviewed in 2007.
Perquisites
     We provide very few perquisites to our executive officers. Certain of our named executive officers receive reimbursement of relocation and temporary housing expenses, car allowances, 401K plan match and retirement plan contributions, legal services related to preparation of an employment agreement, home security systems, tax services and telephone expenses.